Exhibit (h)(6)

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of the 17th day of July 2018, by and between ETF MANAGERS TRUST, (the “Trust”) and ETF MANAGERS GROUP, LLC, a New Jersey limited liability company (“Fund Services”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Trust desires to retain Fund Services to provide fund administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each, a “Fund”) the services described herein, all as more fully set forth below;

WHEREAS, the Trust desires to retain Fund Services to provide fund administration services to each series of the Trust (each, a “Fund”) the services described herein, all as more fully set below;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Fund Administrator

The Trust hereby appoints Fund Services as fund administrator for the term of this Agreement to perform the services and duties described herein. Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

2.	Services and Duties of Fund Services

Fund Services shall provide the following administration services to the Fund:

A.	General Fund Management:

(1)	Act as liaison among Fund service providers.

(2)	Supply:

a.	Office facilities (which may be in Fund Services’, or an affiliate’s, or Fund’s own offices).

b.	Non-investment-related statistical and research data as requested.

(3)	Coordinate the Trust’s board of trustees’ (the “Board of Trustees” or the “Trustees”) communications, such as:

a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel.

b.	Prepare reports for the Board of Trustees based on financial and administrative data.

c.	Assist with the selection of the independent auditor.

d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.

f.	Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

g.	Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)	Audits:

a.	For the annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditors, and facilitate the audit process.

b.	For SEC or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.

c.	For all audits, provide office facilities, as needed.

(5)	Assist with overall operations of the Fund.

(6)	Pay Fund expenses upon written authorization from the Trust.

(7)	Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Fund Services by the Trust or its representatives for safe keeping.

B.	Compliance:

(1)	Regulatory Compliance:

a.	a. Monitor compliance with the 1940 Act requirements, including:

(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.	Monitor Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

c.	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’ compliance program as it relates to the Trust, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

d.	Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update Board of Trustees periodically.

e.	Monitor compliance with regulatory exemptive relief (as applicable) for ETFs.

(2)	SEC Registration and Reporting:

a.	Assist Fund counsel in annual update of the Registration Statement.

b.	Prepare and file annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, Form N-Q filings and Rule 24f-2 notices. As requested by the Trust, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.

d.	File fidelity bond under Rule 17g-1.

e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

f.	Assist Fund counsel in preparation of proxy statements and information statements, as requested by the Trust.

g.	Assist Fund counsel with application for exemptive relief, when applicable

(3)	IRS Compliance:

a.	Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:

(i)	Diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate the required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.	Financial Reporting:

(1)	Provide financial data required by the Prospectus and SAI.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(3)	Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute total return, expense ratio and portfolio turnover rate of the Fund.

(5)	Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)	Prepare financial statements, which include, without limitation, the following items:

a.	Schedule of Investments.

b.	Statement of Assets and Liabilities.

c.	Statement of Operations.

d.	Statement of Changes in Net Assets.

e.	Statement of Cash Flows (if applicable).

f.	Financial Highlights.

(7)	Pursuant to Rule 3 la-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D.	Tax Reporting:

(1)	Prepare for the review of the independent accountants and/or Fund Management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund Management and/or its independent accountant.

(2)	Provide the Fund’s Management and independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.

(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.

(4)	Prepare and file on behalf of Fund Management Form 1099 MISC Forms for payments to disinterested Directors and other qualifying service providers.

(5)	Monitor wash sale losses.

(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund Shareholders.

(7)	Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund Shareholders.

3.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth in the fund accounting servicing Agreement hereto (as amended from time to time). Fund Services shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 11/2/0 per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of the assets and property of the particular Fund involved.

4.	Representations and Warranties

A.	The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

5.	Standard of Care; Indemnification; Limitation of Liability

A.	Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond Fund Services’ control, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Each Fund shall indemnify Fund Services against and save Fund Services harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described above or by or on behalf of a Fund;

Action or inaction taken or omitted to be taken by Fund Services pursuant to written or oral instructions of the fund or otherwise without negligence or willful misconduct.;

Any action taken or omitted to be taken by Fund Services in good faith in accordance with the advice or opinion of counsel for a Fund or its own counsel;

Any improper use by a Fund or its agents, distributor or investment advisor of any valuations or computations supplied by Fund Services pursuant to this Agreement.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.

Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E.	Paid Tax Preparer Disclaimer: In conjunction with the tax services provided to each Fund by Fund Services hereunder, Fund Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the Internal Revenue Code (“IRC-), or any successor thereof. Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Fund Services’ administrative capacity. Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item. Each Fund, and any appointees thereat shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by Fund Services. Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to a Fund. The tax information provided by Fund Services shall be pertinent to the data and information made available to us, and is neither derived from nor construed as tax advice.

6.	Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

7.	Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders.

8.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

9.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of the Fund relating to its portfolio investments as set forth in its Prospectus and SAI. Fund Services’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.

10.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.

11.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

12.	Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three year term, the Trust agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;

b.	all fees associated with converting services to successor service provider;

c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;

d.	all out-of-pocket costs associated with a-c above

13.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.

14.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of New Jersey, without regard to conflicts of law principles. To the extent that the applicable laws of the State of New Jersey, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

15.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

16.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

17.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

18.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to Fund Services shall be sent to:

ETF Managers Group

30 Maple Street

Summit, NJ 07901

and notice to the Trust shall be sent to:

ETF Managers Trust

do ETF Managers Group

30 Maple Street

Summit, NJ 07901

19.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ETF MANAGEMENT TRUST		ETF MANAGERS GROUP

By:	/s/ Samuel Masucci, III	By:	/s/ Samuel Masucci, III

Name:	Samuel Masucci, III	Name:	Samuel Masucci, III

Title:	President	Title:	CEO

Exhibit A to the Fund Administration Servicing Agreement – ETF Managers Trust

Separate Series of ETF Managers Trust

Name of Series

ETFMG Alternative Harvest ETF

Exhibit B to the Fund Administration Servicing Agreement —ETF Managers Trust

Fee for these services are included in the fee for fund accounting services.